Exhibit 99.1

Charter Declares Quarterly Cash Dividend
on Series A Cumulative Redeemable Preferred Stock

STAMFORD, Connecticut – October 27, 2026 – Charter Communications, Inc. (NASDAQ: CHTR, CHTRP) (the “Company”) today announced that its Board of Directors declared the regular quarterly cash dividend payable to holders of its Series A Cumulative Redeemable Preferred Stock (the “Charter Preferred Stock”) (NASDAQ: CHTRP). The per share amount of the quarterly cash dividend will be $0.43750001, payable in cash on January 15, 2027 to holders of record of the Charter Preferred Stock at the close of business on December 31, 2026.

About Charter

Charter Communications, Inc. (NASDAQ: CHTR, CHTRP) is the leading broadband and video company in the nation and the fastest growing mobile provider in its footprint, with services available to more than 70 million homes and small to large businesses across 45 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information can be found at corporate.charter.com.

Contacts:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955